Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use of the name of Netherland, Sewell & Associates, Inc., to references to Netherland, Sewell & Associates, Inc. as independent petroleum engineers, to the incorporation by reference of the information relating to proved reserves, estimated future net cash flows, and present values contained in our report as of June 30, 2008, and to the inclusion of such report in this Registration Statement of
Form S-1, including the prospectus included in this Form S-1, to be filed by Trident Resources Corp. with the Securities and Exchange Commission.
We further consent to the reference to our firm as experts in the Form S-1, including the prospectus included in this Form S-1.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
November 10, 2008